Exhibit 99.1

Part I of Annual Report on Form 10–K

Item 1. Business

     We are a non-diversified investment company incorporated on August 1, 1996 under the General Corporation Law of the State of Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to achieve long-term capital appreciation in the value of our investments and to provide current income primarily from interest, dividends and fees paid by our portfolio companies.

     We have provided equity and long-term debt financing to small and medium-sized companies in a variety of industries throughout the United States. Our portfolio currently consists primarily of private and public equity securities and, to a lesser extent, mezzanine investments primarily in the form of subordinated debt with warrants. As of December 31, 2004, our portfolio was composed of the following investments:

	Cost	Fair Value	Percent
Public Equity Securities(3)	$7,788,464	$9,940,920	20%
Private Equity Securities(1)	$13,911,857	$33,707,993	68%
Private Mezzanine Securities(2)	$7,496,197	$5,795,931	12%

Total	$29,196,518	$49,444,844	100%

(1)	Our private equity securities typically consist of preferred stock.

(2)	All of our other current investments, including demand notes, subordinated notes and promissory notes are considered mezzanine investments, although such investments are often accompanied by warrants to purchase common stock. These mezzanine investments are sometimes referred to as “equity-linked securities.”

(3)	The Fair value of the Public Equity Securities are subject to a trading restriction and as a result include a 10% discount from public market prices.

     Historically, we have focused our investing activities on private equity securities intended to provide long-term capital appreciation. Currently we have a total of $29.2 million invested in 9 private and 2 public companies. At December 31, 2004, these investments had a fair value of $49.4 million, a 69% increase over our original cost. Our investing activity has resulted in inception to date dividends of $2.94 per share and an increase in our net asset value per share to $14.33 as of December 31, 2004. The ending net asset value per share and our cumulative dividends paid per share represent a 73% appreciation since we began operations.

     We periodically evaluate potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving our portfolio companies. These transactions and activities are generally not disclosed to our stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such pending transaction could have an impact on the value of an investment, which is also generally not adjusted until the transaction is publicly announced or completed.

     The following table presents the fair value at December 31, 2004 of each investment that represented more than 5% of our total assets as of such date:

		Percent of
	Fair Value	Total Assets
Disposable Products Company	3,908,317	6.0%
Fitness Quest, Inc.	4,635,830	7.1%
Flight Options International, Inc.	21,900,000	33.7%
Orion Healthcorp	9,940,819	15.3%

     For a discussion of such investments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources.”

Recent Developments

   Commencement of Informal SEC Inquiry

     We have received notice from the Securities and Exchange Commission (the “SEC”) that it is conducting an informal inquiry the focus of which we believe to be our valuation procedures, in particular the valuation of our investment in Flight Options International, Inc., and possible related party transactions, including certain transactions involving our Chairman, Robert Pinkas, and Flight Options, and our compliance with certain provisions of the Investment Company Act of 1940 (the “Investment Company Act”) relating to “independent” directors. We intend to cooperate with the SEC and will provide information and documents to the SEC on a voluntary basis. Our board of directors has formed a special committee, consisting of Messrs. Bales, Goldstein, and Hellerman, to gather information and assist in the response to any issues raised by the inquiry, and the special committee has retained independent counsel in connection with its activities. The special committee has retained Huron Consulting Group to provide a valuation analysis of our investment in Flight Options International, Inc. as of December 31, 2004, March 31, 2005, and June 30, 2005 and to perform an appraisal review of the board’s valuation analyses of our other individually-significant investments. In addition, Flight Options International, Inc. has retained the financial advisory firm of Duff & Phelps LLC to provide it with a valuation analysis of its ownership interest in Flight Options LLC.

Pending Nasdaq Delisting

     Effective April 21, 2005, as a result of our delay in filing our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the first quarter of 2005, Nasdaq advised us that our trading symbol would be “BBDCE” and that our common stock was subject to delisting. We appealed this determination to the Nasdaq Listing Qualifications Panel and, on June 20, 2005, the Panel advised us that our request for continued listing had been granted, subject to our filing our delinquent Exchange Act reports prior to June 30, 2005 and our continued compliance with Nasdaq’s other continued listing requirements. At present, we do not anticipate that we will be able to meet this filing deadline and, consequently, we anticipate that we will be delisted from the Nasdaq National Market on or about that date.

   Transaction Between Mr. Saltz and Brantley Capital Management, LLC

     On September 17, 2004, Peter Saltz, a member of our board of directors, made a loan to Brantley Capital Management, LLC, our investment adviser. As a result, Mr. Saltz is an “interested person” as such term is defined in the Investment Company Act. Consequently, since that date we have not met the requirement of the Investment Company Act that a majority of the members of our board of directors not be interested persons. We intend to correct this non-compliance promptly. However, as a result of this non-compliance, certain actions taken by us during the period of non-compliance may be voidable or void. We intend to address any such issues and to seek to take corrective action wherever possible.

   Actions Taken By the Board of Managers of Flight Options LLC

     As described below, our largest single asset is our investment, though our ownership of preferred stock of Flight Options International Inc., in Flight Options LLC, in which Flight Options International Inc. holds a 43.4% membership interest. The balance of the membership interests in Flight Options LLC are held by Raytheon Travel Air, a subsidiary of Raytheon Company.

     On June 9, 2005, Flight Options LLC entered into an agreement with Raytheon Air Travel Company pursuant to which Raytheon would invest $50,000,000 in Flight Options LLC in return for 5,000,000,000 common units. Flight Options LLC would use the proceeds of this investment to repay amounts it owes to Raytheon Aircraft Credit Corporation under a floor plan financing and security agreement. If this transaction is consummated in accordance with its terms, it will be substantially dilutive to the ownership of Flight Options International, Inc. in Flight Options LLC and would result in the reduction of our fully-diluted equity interest in Flight Options LLC to less than 1% and the consequent loss of substantially all of the value of our investment in Flight Options.

     The board of managers of Flight Options LLC determined to defer the consummation of this transaction until July 11, 2005, in order to allow a committee of the board of managers, of which our Chief Executive Officer, Robert Pinkas, is a member, to explore alternative transactions for Flight Options LLC’s board of managers to consider. Any such transaction, at a minimum, would be required to provide for a cash payment to Flight Options LLC of not less than $50,000,000 on or prior to July 11, 2005 and for the application of such proceeds to the amounts owing to Raytheon Aircraft Credit Corporation. We cannot provide any assurance that the committee will identify any potential alternative transactions timely, if at all, and, even if identified, whether Flight Options LLC’s board of managers will approve any such alternative transaction.

     Flight Options International, Inc. and its stockholders have objected to the Raytheon transaction. Although Flight Options International and its stockholders intend to vigorously protect their legal rights as minority equityholders in Flight Options LLC, we can not assure you that they will be successful in postponing, preventing or modifying the pending Raytheon transaction.

   Status of Shareholder Lawsuit and Memorandum of Understanding

     On March 19, 2003, we, certain of our directors, and our investment advisor, Brantley Capital Management L.L.C., entered into a Memorandum of Understanding with Phillip Goldstein, a director of the Company, pursuant to which Mr. Goldstein agreed to dismiss the lawsuit he filed against the Company and certain of our directors in September 2002 (the “Lawsuit”), subject to compliance with the Investment Company Act of 1940. The Court approved the proposed settlement on February 26, 2004.

     On June 4, 2003, we filed an application for exemptive relief from certain provisions of the 1940 Act in order to effect the provisions of the Memorandum of Understanding. On June 18, 2003, we received comments on our application from the staff of the Division of Investment Management (the “Staff”) of the Securities and Exchange Commission. On August 14, 2003 we responded to those comments. With such response, we submitted a revised Memorandum of Understanding to the Staff. On November 12, 2003, we received comments regarding our August 14, 2003 response. We responded to such comments on December 18, 2003. On February 11, 2004, the Staff requested a response from the Board of Directors, which the Board provided on February 15, 2004. The Staff responded with further comments by letter dated September 24, 2004 (the “September 2004 Letter”). In the September 2004 Letter, the Staff advised us that it would not recommend approval of our application for exemptive relief to approve the Memorandum of Understanding, based on its interpretation of the Act and the SEC’s rules regarding investment adviser compensation and the application of those rules to the proposed new investment advisory agreement to be entered into between us and Brantley Capital Management, L.L.C., described below, and its analysis of the Memorandum of Understanding’s provision for our reimbursement to Mr. Goldstein of certain expenses (not to exceed $275,000) of the Lawsuit. As a result the Staff placed the application for exemptive relief on inactive status. At the 2004 Annual Meeting of Stockholders held on January 7, 2005, stockholders representing 94.74% of our outstanding shares approved the following proposal submitted by a stockholder at the Annual Meeting:

“RESOLVED, the shareholders of Brantley Capital Corporation recommend that the Board of Directors promptly take the steps necessary to implement the proposed settlement of the lawsuit brought by Phillip Goldstein against Brantley and other parties.”

     On February 22, 2005, we sent a letter to the Staff reporting the voting results on the stockholder proposal and indicating that, absent specific instructions to the contrary from the Division of Investment Management, we would proceed to implement the Memorandum of Understanding that had now been approved by the Federal District Court and supported by our stockholders. On March 16, 2005, we received a letter from the Staff reiterating its concerns as previously outlined in the September 2004 Letter. In addition, the Staff stated that if we proceeded with implementing the Memorandum of Understanding without first obtaining the Commission’s authorization, the Division of Investment Management would consider all appropriate actions including a referral of the matter to the Division of Enforcement. An enforcement action could result in sanctions against us and against the members of our Board of Directors who are parties to the Memorandum of Understanding. On March 22, 2005, we responded to the Division of Investment Management acknowledging its letter of March 16, 2005 and stating that we had not yet decided how to proceed but would advise the Division of Investment Management of our intentions in order to permit it an opportunity to comment. On April 22, 2005, we sent the Staff a letter setting forth our analysis of the appropriateness of the implementation of the Memorandum of Understanding under the Act and the Investment Advisers Act of 1940 (the “Advisers Act”) and asking the Staff to reconsider its position.

     The Memorandum of Understanding is subject to final approval by the stockholders, and the receipt of exemptive relief from the SEC. There can be no assurance that this exemptive relief will be granted.

     Pursuant to the proposed Memorandum of Understanding we would agree, among other things:

•	to cause there to be exactly four (4) directors who are not “interested persons” as defined under the 1940 Act and cause there to be not more than seven (7) directors in total;

•	that if Mr. Goldstein or Gerald Hellerman were no longer a director of the Company, then whichever of Mr. Goldstein or Mr. Hellerman remained on the board would have the right to select a nominee;

•	not to convert the Company from being an advised fund to an internally managed fund unless a majority of the independent directors agree;

•	to allow any independent director to request independent counsel, subject to the approval of the board, which could not be unreasonably withheld;

•	to refrain from making defamatory remarks about any party to the Memorandum of Understanding; and

•	to use our best efforts to cause the forfeiture and cancellation of all issued stock options.

     In addition, the proposed Memorandum of Understanding provides that at the next Annual Meeting of Stockholders:

•	we would ask shareholders to approve a plan of orderly disposition of our assets or a sale of the assets with the goal of prompt cash distribution to shareholders;

•	we would ask shareholders to approve a new investment advisory agreement pursuant to which, prospectively:

•	the advisor’s fees would be reduced from 2.85% to 2.5% of our net asset value; and

•	the advisor would be entitled to receive a fee equal to 20% of the aggregate distributions made by the Company in excess of $10.00 per share, such fee would not be paid until aggregate distributions to shareholders totaled $12.50 per share.

     The proposed Memorandum of Understanding also includes provisions that would require the parties to take all steps necessary to accomplish the goals of the Memorandum, including voting their shares in favor of the proposals. Under the proposed memorandum, the Company would also be required to reimburse Mr. Goldstein for certain expenses (not to exceed $275,000) incurred in connection with the Lawsuit. Mr. Goldstein would also agree not to engage in, lead or fund a proxy contest while the agreement is in effect. The term of the new proposed Memorandum of Understanding would run until December 31, 2006.

Investments in Private Companies

     We have provided equity and long-term debt financing to private companies. We have sought to invest in established companies that generally:

•	have annual revenues of $25 million or greater;

•	operate in stable industries;

•	have demonstrated favorable financial performance for at least five years; and

•	have an experienced management team.

     We generally have not targeted companies in industries where businesses tend to be particularly vulnerable to changes in economic cycles, are capital intensive, or are highly leveraged. Our private financing has been generally used to fund internal growth, buyouts, acquisitions and recapitalizations.

     Our investment adviser has sourced and originated our investment opportunities, thereby avoiding auctions, which we believe affords us better investment terms, enhances our investment returns, and heightens the probability of successfully completing a greater percentage of our targeted transactions.

     We have an extensive network of potential investment sources. When assessing a prospective investment, we generally look for a company that has achieved, or has the potential to achieve, market leadership, critical mass, and sustainable cash flow.

     We function as a partner in the growth of our private portfolio companies, rather than merely as a financial participant. We provide managerial assistance to our private companies through board representation and otherwise. Our representatives generally have one or two board seats on each of our private companies. We expect that our representatives will play a role in setting corporate strategies and advising our private portfolio companies regarding important decisions affecting their businesses, including:

•	analyzing potential acquisitions;

•	recruiting key managers;

•	securing equity and debt financing; and

•	evaluating strategic opportunities.

     We historically have sought to enable our stockholders to participate in investments not typically available to the public due to the private nature of a substantial majority of our portfolio companies, the size of the financial commitment often required in order to participate in such investments, and/or the experience, skill and time commitment required to identify and take advantage of these investment opportunities.

    Private Equity Investments

     With respect to our private equity investments, we have principally focused on companies that demonstrate strong internal growth dynamics that we consider to be good candidates to achieve growth through selective acquisitions. We have also favored equity investments in private companies that we believe can achieve the necessary size, profitability, management depth and sophistication to become public companies or candidates for acquisition.

     Our private equity investments have typically ranged in size from $1 million to $5 million. We generally structure our private equity investments as participating preferred stock with an 8% to 10% dividend yield that accumulates and is paid upon a liquidity event. We generally expect our private equity investments to achieve liquidity within three to five years from their respective origination dates, although there can be no assurance that such a time frame will be met, and situations arise in which we hold securities for a significantly longer period of time.

   Mezzanine Investments

     To date our equity-linked investments have been in the form of mezzanine debt with an “equity kicker” such as a warrant. Our existing mezzanine investments are generally subordinated notes, ranging in size from $1 million to $5 million with a fixed interest rate of approximately 12% and maturities of five to seven years. Currently, mezzanine investments represent 12% of our investment portfolio.

     With respect to our mezzanine investments, we have focused on private companies that have demonstrated predictable and sustainable cash flows from operations, strong tangible assets, reasonable financial leverage relative to cash flows from operations, and reasonable prospects to retire at least 50% of their senior indebtedness within three years of our investment.

     The opportunity to liquidate the equity ownership attributable to our mezzanine investments and to realize a gain may occur if the business completes a recapitalization of its equity, either through a sale to new owners, a public offering of its equity, or if we exercise our contractual right, referred to as a “put right,” to require the portfolio company to purchase the warrants or options held by us at a predetermined put price. The put price of the put right is determined at the time of the original investment and is structured to provide our target return.

Public Equity Investments

     As a result of our private company investment activities, we hold two investments in publicly traded securities.

Small-Capitalization Public Stock Investments

     From our inception through September 2002, we invested a portion of our assets in small-capitalization public companies. With respect to our investments in small-capitalization public companies, our primary focus was on companies that our investment adviser believed had significant potential for growth in sales and earnings. We considered a “small-capitalization” company to be a company that has a market capitalization under $1.5 billion.

     As the Company’s assets became more fully invested, we made the decision to dedicate the remaining available capital to our private company investment activities. As a result, we liquidated our small-capitalization public stock portfolio in the third quarter of 2002.

Investment Sourcing

     We have enjoyed significant deal sourcing benefits from relationships that the principals of our investment adviser have developed over the years. These individuals have invested in over 100 private companies and currently manage approximately $350 million in assets. As such, they have established an extensive network of investment referral relationships. Our investment adviser reviews approximately 800 investment opportunities annually for private investment funds that it manages.

     We have also worked with numerous other intermediaries to source new investment opportunities, including, but not limited to:

•	Private mezzanine and equity investors;

•	Banks, law firms, and accountants;

•	Investment bankers;

•	Business brokers; and

•	Industry organizations.

Selection of Investments and Underwriting Process

     Most of our investments are in small to medium-sized companies with annual sales of under $500 million. The main criteria for the selection of our investments in portfolio companies has remained consistent since we began operations. We have sought to identify platform companies which we believe have significant opportunities in the markets they serve or have devised innovative products, services or ways of doing business that afford them a distinct competitive advantage. Such companies might achieve growth either internally or by acquisition .

     In evaluating potential portfolio companies, we have paid particular attention to the following characteristics:

     Management. We have sought investments in companies whose management team consists of talented individuals of high integrity with significant experience. We pay particular attention to the depth of the management team and the extent to which key managers have an ownership interest in the company.

     Opportunity for Significant Influence. We have favored investments in companies in which we have had the opportunity to become a partner in the building of the business, rather than being merely a financial participant. In addition, we pursued companies in which our representatives can play a role in setting corporate strategies and providing advice regarding important decisions affecting the business, including analyzing potential acquisitions, recruiting key managers, securing equity and debt financing and evaluating strategic opportunities.

     Market Dynamics. We preferred investments in companies that address a large, unfulfilled market demand with long-term growth prospects that can reasonably expect to achieve and maintain a significant market share through proprietary products and services. We also favored investments in companies that deliver products and services with significant performance and cost advantages in industries and markets in which significant barriers to effective competition by others exist.

     Ability to Achieve Liquidity. We considered the potential and likely means for achieving the liquidity that would ultimately enable us to realize the value of our equity investments. Possible ways of achieving liquidity include an initial public offering of the company, a sale of the company or a purchase by the company or its managers of our equity interest. With respect to our mezzanine investments, we also may achieve liquidity through an exercise of the put right that we receive in connection with such investments.

     Ability to Service Debt. With respect to our mezzanine investments, we sought companies that have demonstrated predictable and sustainable cash flows from operations, strong tangible assets, reasonable financial leverage relative to cash flows from operations, and reasonable prospects to retire at least 50% of their senior indebtedness within three years of our investment.

     Our investment process includes the identification, due diligence, negotiation, documentation and closing of the investment. Our due diligence typically includes:

•	review of historical and prospective financial information;

•	on-site visits;

•	interviews with management, employees, customers and vendors of the potential portfolio company;

•	background checks; and

•	research relating to the company’s management, markets, products and services.

     Upon the completion of due diligence and a decision to proceed with an investment in a company, our investment adviser creates an investment memorandum for presentation to our board of directors, which must approve the investment. Additional due diligence with respect to any investment by us may be conducted on our behalf by attorneys and independent accountants prior to the closing of the investment, as well as other outside advisers, as appropriate.

Portfolio Monitoring and Valuation

     We have a written policy that governs the valuation of our assets, pursuant to which our board of directors values our assets each quarter.

     We value our privately held investments based on a determination of their fair value made in good faith by our board of directors. Initially, the fair value of each such security is based upon its original cost. Cost is also the primary factor used to determine fair value on an ongoing basis until significant developments or other factors affecting the investment (such as results of subsequent financings, the availability of market quotations, the portfolio company’s operations and changes in general market conditions) provide a basis for value other than cost. Portfolio investments listed on a securities exchange or traded on the Nasdaq Stock Market are valued at the closing price listed on the relevant exchange or quotation system at the date of valuation. Securities traded in the over-the-counter market are valued based on the average of the closing bid and asked prices on the date of valuation.

     Public securities with legal, contractual or other restrictions on transfer may be discounted due to such restrictions. The lack of liquidity of these securities may adversely affect our ability to dispose of them in a timely manner and at a fair price when we deem it necessary or advantageous to do so.

     We continuously evaluate opportunities to maximize the value of our investments. In that regard, we periodically evaluate potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving our private portfolio companies. These transactions and activities are generally not disclosed to our stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such pending transaction could have an impact on the value of an investment, which is also generally not adjusted until the transaction is publicly announced or completed.

     On June 23, 2005, the special committee of our board of directors retained Huron Consulting Group to provide a valuation analysis of our investment in Flight Options International, Inc. as of December 31, 2004, March 31, 2005 and June 30, 2005 and to perform an appraisal review of the board’s valuation analyses of our other individually-significant investments. In addition, Flight Options International, Inc. has retained the financial advisory firm of Duff & Phelps, LLC to provide it with a valuation analysis of its 43.4% ownership interest in Flight Options LLC.

Investment Adviser

     Brantley Capital Management, L.L.C. has served as our investment adviser since our inception pursuant to an Investment Advisory Agreement. The principals of our investment adviser have collectively invested in over 100 private companies and currently manage approximately $350 million in assets, including our assets.

     In addition to managing our investments, principals of our investment adviser currently manage the following other funds:

		Committed
		Capital
Fund Name	Adviser Since	(in millions)	Status
Brantley Venture Partners I (BVP I)	1987	$12.5	Completed
Brantley Venture Partners II (BVP II)	1990	30.0	Completed
Brantley Venture Partners III (BVP III)	1993	57.5	Closed to new investments
Brantley Partners IV (BP IV)	1998	123.8	Approximately 80% invested or committed
Brantley Mezzanine Finance LLC	2004	57.0	10% invested or committed

     The principals of our adviser may form other funds that may make similar investments to the Company’s investments.

     The principals of our investment adviser select our investments and those of other private investment funds they manage separately, considering in each case only the investment objectives, investment position, available capital and other pertinent factors applicable to that particular investment fund.

     Since our inception, our investment adviser has been responsible, on a day-to-day basis, for the selection and supervision of our investments and for the oversight of our financial records and financial reporting requirements. Our investment adviser has experience with both equity and mezzanine investments, including the mezzanine investments in our current portfolio.

     Under the terms of our Investment Advisory Agreement, we currently pay our investment adviser an annual management fee of 2.85% of our net assets, determined at the end of each calendar quarter, and payable quarterly in arrears throughout the term of the Investment Advisory Agreement. In connection with the Memorandum of Understanding described in Item 3, below, which is subject to final stockholder approval and the receipt of exemptive relief from the SEC, our board has approved and we expect to enter into a new investment advisory agreement that, among other things, would reduce the fee we would pay on our net assets from 2.85% to 2.5%. The new investment advisory agreement also would require us to pay our advisor a fee equal to 20% of the distributions we make to stockholders in excess of $10.00 per share, provided that no such payment would be made until we had distributed at least $12.50 per share to our stockholders. We presently anticipate that we will seek stockholder approval of the new investment advisory agreement at our 2005 Annual Meeting of Stockholders. The terms of the new agreement will not become effective until stockholder approval has been obtained.

     Our investment adviser is responsible for the salaries and expenses of its own personnel, office space costs and local telephone and administrative support costs. For the fiscal years ended December 31, 2004, 2003 and 2002, fees earned by our investment advisor were $1,925,471, $1,952,808, and $1,901,941 respectively. The Investment Advisory Agreement is renewed annually and is terminable with 60 days’ notice by either party.

     On September 17, 2004, Peter Saltz, a member of our board of directors, made a loan to Brantley Capital Management, LLC, our investment adviser. As a result, Mr. Saltz is an “interested person” as such term is defined in the Investment Company Act. Consequently, since that date we have not met the requirement of the Investment Company Act that at least 60% of the members of our board of directors not be interested persons. We intend to correct this non-compliance promptly. However, as a result of this non-compliance, certain actions taken by us during the period of non-compliance may be voidable or void. We intend to address any such issues and to seek to take corrective action wherever possible.

Co-Investments and Follow-On Investments

     We have co-invested with other private investment funds managed by principals of our investment adviser, on terms and conditions that are the same in all material respects for all parties. At the present time, these funds include Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. On November 18, 1997, we received an exemptive order from the Securities and Exchange Commission that, subject to certain terms and conditions, relieves us from certain provisions of the Investment Company Act of 1940 and generally permits us to co-invest with investment funds managed by our investment adviser.

Temporary Investments

     We invest our cash in cash equivalents, government securities and high quality debt securities maturing in 90 days or less from the time of investment.

The Investment Advisory Agreement

     Pursuant to the Investment Advisory Agreement, Brantley Capital Management, L.L.C., Lakepoint, 3201 Enterprise Parkway, Suite 350, Cleveland, Ohio 44122, serves as our investment adviser. Subject to the overall supervision of our board of directors, our investment adviser administers our business affairs and furnishes us with office facilities and clerical, bookkeeping and record keeping services at such facilities.

     Pursuant to the terms of the Investment Advisory Agreement, our investment adviser is responsible for, among other things:

•	determining what securities we will purchase, retain or sell;

•	identifying and evaluating the structure of the investments we make;

•	arranging debt financing for us;

•	providing portfolio management and servicing of securities in our portfolio; and

•	administering our day-to-day affairs.

     Our investment adviser is also responsible for oversight of the administrator responsible for the financial records which we are required to maintain and assists in the preparation of financial information for reports to our stockholders and reports filed with the Securities and Exchange Commission. In addition, our investment adviser assists us in determining and publishing our net asset value, oversees both the preparation and filing of our tax returns, and the printing and dissemination of reports to our stockholders, and generally oversees the payment of our expenses and the performance of administrative and professional services rendered to us by others.

     In return for its services, we currently pay our investment adviser an annual management fee of 2.85% of our average net assets, determined at the end of each calendar quarter, and payable quarterly in arrears, throughout the term of the Investment Advisory Agreement.

     The Investment Advisory Agreement is not exclusive, and our investment adviser is free to furnish similar services to others so long as its services to us are not impaired.

     Our investment adviser is responsible for the salaries and expenses of its own personnel and for certain additional expenses, including but not limited to:

•	all costs associated with identifying and selecting prospective investments;

•	the cost of office space and necessary office equipment for us; and

•	the cost of adequate corporate, administrative and clerical personnel for us.

     We are responsible for all other expenses, including those relating to calculating and publishing our net asset value, all other expenses incurred by either our investment adviser or us in connection with administering the ordinary course of our business, and direct costs such as printing, mailing, long distance telephone, staff, independent accountants and outside legal costs.

     The Investment Advisory Agreement was approved by our board of directors on October 29, 1996, and is renewable each year on November 26, provided that its continuance is approved annually by our board of directors or by the affirmative vote of the holders of a majority of the outstanding shares of our common stock, including, in either case, approval by our directors who are not interested persons. Our board of directors recently approved the renewal of the Investment Advisory Agreement and it is therefore subject to renewal on November 26, 2005. As a result of the transaction between Mr. Saltz and our investment advisor described elsewhere herein, there is uncertainty regarding the effectiveness of the most recent renewal of the Investment Advisory Agreement. The Investment Advisory Agreement may be terminated by either party without penalty upon at least 60 days’ notice to the other.

     In connection with the Memorandum of Understanding which is subject to stockholder approval and the receipt of exemptive relief from the SEC, our board of directors has approved and we expect to enter into the new investment advisory agreement described in Item 3, above. Our investment advisor will operate under the current investment advisory agreement pending the approval of the new investment advisory agreement by our stockholders.

Administrator, Custodian, Transfer and Dividend Paying Agent and Registrar

     State Street Bank and Trust Company serves as our administrator and, subject to appropriate review and approval by our board of directors or our officers:

•	oversees the determination and publication of our net asset value;

•	oversees the maintenance by our custodian of certain of our books and records;

•	prepares income tax returns for review by our independent accountants;

•	reviews and arranges for payment of our expenses;

•	prepares financial information to be submitted to our stockholders and arranges for the printing and dissemination of reports and communications to our stockholders;

•	prepares periodic financial information required to be filed with the Securities and Exchange Commission;

•	prepares certain reports relating to our business and affairs, and upon request, makes recommendations to the board of directors concerning the performance of the independent accountants or the performance and fees of the custodian and transfer agent;

•	oversees calculations of fees paid to our investment adviser, custodian and transfer agent;

•	provides periodic testing of portfolios to assist our investment adviser in complying with the Internal Revenue Code, the requirements of the Investment Company Act of 1940; and

•	provides such other services as necessary to administer the ordinary course of our business.

     For its services, we pay the administrator an annual fee based on our average net assets of (i) 0.08% of the first $100 million of average net assets; (ii) 0.06% of the next $100 million of average net assets; and (iii) 0.04% of average net assets in excess of $200 million, subject to a minimum annual fee of $75,000. Based on our net assets of $54,611,197 at December 31, 2004, the annual fee we would pay to the administrator in 2005 would be $75,000. An additional annual fee of $10,000 will be applied if we engage in leverage transactions other than temporary borrowings. We also reimburse the administrator for its out-of-pocket expenses.

     Our administration agreement with State Street Bank and Trust Company also provides for certain limitations on the liability of State Street and indemnification of State Street by us under certain circumstances. State Street cannot be held liable for damages under the agreement unless such damages were caused by gross negligence or willful misconduct, and such damages are limited to State Street’s total annual compensation under the administration agreement. In addition, we agree to indemnify State Street against any claims made under the administration agreement that are not the result of the gross negligence or willful misconduct of State Street, its officers or employees.

     State Street Bank and Trust Company, 225 Franklin Street, Boston, MA, 02110 is our transfer and dividend paying agent and registrar as well as our custodian.

Determination of Net Asset Value

     We have a written policy that governs the valuation of our assets, pursuant to which our board of directors values our assets each quarter. We value our privately held investments based on a determination of their fair value made in good faith by our board of directors. Initially, the fair value of each such security is based upon its original cost. Cost is also the primary factor used to determine fair value on an ongoing basis until significant developments or other factors affecting the investment (such as results of subsequent financings, the availability of market quotations, the portfolio company’s operations and changes in general market conditions) provide a basis for value other than cost.

     In adjusting the value of any given portfolio company, our board of directors applies various methods under our valuation guidelines to determine value. They may use, when available, third-party transactions in a portfolio company’s securities as the basis of valuation. This basis of valuation is referred to as the “private market method” and is used only with respect to completed transactions or firm offers made by sophisticated, independent investors. Our board of directors may also use appraisal procedures to determine fair value. Appraisal valuations are based upon such factors as the portfolio company’s earnings and net worth, the market prices for similar securities of comparable companies and an assessment of the company’s future financial prospects, potential financing transactions or potential liquidity events. In the case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective.

     Portfolio investments for which market quotations are readily available and which are freely transferable are valued as follows:

•	securities listed on a securities exchange or traded on the Nasdaq Stock Market are valued at the closing price listed on the relevant exchange or quotation system on the date of valuation; and

•	securities traded in the over-the-counter market (known as pink sheets) are valued based on the average of the closing bid and asked prices on the date of valuation.

     Securities for which market quotations are readily available but are restricted from free trading in the public securities markets, such as Rule 144 stock, are valued by discounting the closing price or the closing bid and asked prices, as the case may be, for the last trading day prior to the date of valuation to reflect the illiquidity caused by such restrictions, but taking into consideration the existence, or lack thereof, of any contractual right to have the securities registered and freed from such trading restrictions.

     An investment that is exercisable for or convertible into a security for which market quotations are readily available or otherwise contains the right to acquire such a security is deemed to be an investment for which market quotations are readily available, but the value of any such security is reduced by any consideration to be paid by us in connection with the exercise or conversion of such security.

     The value of restricted stock investments for which no public market exists cannot be precisely determined. Generally, such investments are valued on a “going concern” basis without giving effect to any disposition costs. Debt securities with maturities of 60 days or less remaining are valued under the amortized cost method. The amount to be amortized is the value on the 61st day if the security was obtained with more than 60 days remaining to maturity. Securities with maturities of more than 60 days remaining for which there is a market and which are freely transferable are valued at the most recent bid price or yield equivalent as obtained from dealers that make markets in such securities. Certificates of deposit which we purchase generally are valued at their face value, plus interest accrued to the date of valuation.

     Our board of directors reviews our valuation policies from time to time to determine their appropriateness. Our board of directors may also hire independent firms to review the methodology of valuation or to conduct a valuation.

     In order to determine the net asset value per share of our common stock:

•	the value of our assets, including our portfolio securities, is determined by our board of directors;

•	our liabilities, if any, are subtracted therefrom; and

•	the difference is divided by the number of outstanding shares of our common stock.

     The value of our investments may be very difficult to ascertain. Valuation of our investments by the board of directors is, by necessity, subjective and may not be indicative of the price at which such securities may ultimately be sold. The net asset value, as determined by our board of directors, may not be reflective of the price at which an investor could sell his, her or its shares of our common stock in the open market.

Regulation as a Business Development Company

     We operate in a highly regulated environment. The following discussion generally summarizes certain regulations.

     A business development company is defined and regulated by the Investment Company Act of 1940. It is a unique kind of investment company that primarily focuses on investing in or lending to small private companies and making managerial assistance available to them. A business development company may use capital provided by public stockholders and from other sources to invest in long-term, private investments in growing businesses. A business development company provides stockholders the ability to retain the liquidity of a publicly traded stock, while sharing in the possible benefits, if any, of investing in privately owned growth companies.

     As a business development company, we may not acquire any asset other than “qualifying assets” unless, at the time we make the acquisition, our qualifying assets represent at least 70% of the value of our total assets. This is referred to as the “70% test.” The principal categories of qualifying assets relevant to our business are:

•	Securities purchased in transactions not involving any public offering, the issuer of which is an eligible portfolio company. An eligible portfolio company is defined to include any issuer that:

•	is organized and has its principal place of business in the United States;

•	is not an investment company other than a small business investment company wholly owned by a business development company; and

•	does not have any class of publicly traded securities with respect to which a broker may extend margin credit;

•	Securities received in exchange for or distributed with respect to securities described above or pursuant to the exercise of options, warrants, or rights relating to such securities; and

•	Cash, cash equivalents, government securities, or high quality debt securities, within the meaning of the Investment Company Act of 1940, maturing in one year or less from the time of investment.

     In addition, a business development company must be organized in the United States for the purpose of making investments in the types of securities described above. To include certain securities described above as qualifying assets for the purpose of the 70% test, a business development company must make available to the issuer of those securities significant managerial assistance such as providing significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company.

     We may invest up to 30% of our assets in portfolio investments that are not qualifying assets.

     As a business development company, we are entitled to issue senior securities in the form of stock or senior securities representing indebtedness, including debt securities and preferred stock, as long as each class of senior security has an asset coverage of at least 200% immediately after each such issuance.

     We are also prohibited by the Investment Company Act of 1940 from knowingly participating in a joint transaction, including co-investments in a portfolio company with an affiliated person, including any of our directors, our investment adviser or any entity controlled or advised by any of them. We have been granted an exemptive order from the Securities and Exchange Commission relieving us, subject to certain terms and conditions, from certain of the provisions of the Investment Company Act of 1940, and generally permitting us to engage in co-investments with certain private investment funds managed by our investment adviser.

     On September 17, 2004, Peter Saltz, a member of our board of directors, made a loan to Brantley Capital Management, LLC, our investment adviser. As a result, Mr. Saltz is an “interested person” as such term is defined in the Investment Company Act. Consequently, since that date we have not met the requirement of the Investment Company Act that a majority of our board of directors not be interested persons. We intend to correct this non-compliance promptly. However, as a result of this non-compliance, certain actions taken by us during the period of non-compliance may be voidable or void. We intend to address any such issues and to seek to take corrective action wherever possible.

     We have adopted a code of ethics that establishes procedures for personal investments and restricts certain transactions. You may read and copy the code of ethics at the Securities and Exchange Commission’s Public Reference Room in Washington, DC. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-202-942-8090. In addition, the code of ethics is available on the EDGAR Database on the Commission’s Internet site at http://www.sec.gov. You may obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following Email address: publicinfo@sec.gov, or by writing the Commission’s Public Reference Section Washington, DC 20549-0102.

     Our Internet address is www.brantleycapital.com. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this current report on Form 8-K, and you should not consider information contained on our website to be part of this current report on Form 8-K.

     Under the Investment Company Act of 1940, we are prohibited, as a business development company, from selling our common stock at a price below the current net asset value per share for such stock unless, among other conditions, the policy and practice of making such sales is approved by holders of a majority of our outstanding voting securities, as well as the holders of a majority of our outstanding voting securities who are not our affiliates. In addition, a majority of our directors who are not “interested persons” of our company must first determine that any such sale would be in the best interest of our company and our stockholders, and in consultation with the underwriter, that the offering price would be not less than a price that closely approximates the market price less any distributing discount or commission.

     We may not change the nature of our business so as to cease to be, or withdraw our election as, a business development company unless authorized by vote of a “majority of the outstanding voting securities,” as defined in the Investment Company Act of 1940. The Investment Company Act of 1940 defines “a majority of the outstanding voting securities” as (1) 67% or more of the voting securities present at such meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (2) 50% of the outstanding voting securities, whichever of the two is the lesser.

Tax Status

     The following discussion is a general summary of the material United States federal income tax considerations applicable to us and to an investment in our common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. The discussion is based upon the Internal Revenue Code, Treasury Regulations, and administrative and judicial interpretations, each as of the date of this report and all of which are subject to change. You should consult your own tax advisor with respect to tax considerations that pertain to your purchase of our common stock.

     This summary is intended to apply to investments in our common stock and assumes that investors hold our common stock as capital assets. This summary does not discuss all aspects of federal income taxation relevant to holders of our common stock in light of particular circumstances, or to certain types of holders subject to special treatment under federal income tax laws, including dealers in securities, pension plans and trusts and financial institutions. This summary does not discuss any aspects of U.S. estate and gift tax or foreign, state or local tax. It does not discuss the special treatment under federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

     Except as specifically indicated herein, this summary is intended to apply to U.S. Stockholders (as defined below) and does not purport to discuss all U.S. federal income tax consequences to persons who are not U.S. Stockholders (“Non-U.S. Stockholders”) from an investment in our common stock. A “U.S. Stockholder” is a stockholder who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust subject to the supervision of a court within the United States and the control of a United States person. Non-U.S. Stockholders should consult their own tax advisors to discuss the consequences of an investment in our common stock.

Taxation as a Regulated Investment Company

     We intend to continue to be treated for tax purposes as a “regulated investment company” under Subchapter M of the Internal Revenue Code (“the Code”). If we (i) qualify as a regulated investment company and (ii) distribute to our stockholders in a timely manner at least 90% of our “investment company taxable income,” as defined below (the “90% Distribution Requirement”) each year, we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net long-term capital gain in excess of net short-term capital loss) that we distribute (or treat as “deemed distributed”) to stockholders. “Investment Company Taxable Income” under the Code generally means all taxable income excluding any net capital gains and with certain other adjustment period. In addition, if we distribute in a timely manner the sum of (i) 98% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year, and (iii) any income not distributed in prior years, we will not be subject to the 4% nondeductible federal excise tax on certain undistributed income of regulated investment companies (the “Excise Tax Avoidance Requirements”). We generally will endeavor to distribute (or treat as deemed distributed) to our stockholders all of our investment company taxable income and our net capital gain, if any, for each taxable year so that we will not incur federal income or excise taxes on our earnings. We will be subject to federal income tax at our regular corporate rate for any amounts of investment company taxable income or net capital gain not distributed (or deemed distributed) to our stockholders.

     In order to qualify as a regulated investment company for federal income tax purposes, we must, among other things: (a) continue to qualify as a business development company under the Investment Company Act of 1940; (b) derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and (c) diversify our holdings so that at the end of each quarter of the taxable year (i) at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other regulated investment companies, and other securities if such other securities of any one issuer do not represent more than 5% of our assets or more than 10% of the outstanding voting securities of the issuer (the “50% of the Value Requirement”), and (ii) no more than 25% of the value of our assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer or of two or more issuers that are controlled (as determined under applicable rules of the Internal Revenue Code) by us and are engaged in the same or similar or related trades or businesses (the “25% of the Value Limitation” and together, the 50% of the Value Requirement and the 25% of the Value Limitation shall be referred to as the “Diversification Test.”)

     Because we invest in only a limited number of portfolio companies, we currently do not satisfy the 25% of the Value Limitation (and therefore the Diversification Test). In addition, we anticipate that we may not satisfy the Diversification Test on the last day of one or more future quarters. The Internal Revenue Code, however, modifies the above Diversification Test in the case of certain investment companies furnishing capital to development corporations (the “Modified Diversification Test”). In order for the Modified Diversification Test to be applicable to us, the Securities and Exchange Commission must determine and certify to the Internal Revenue Service no more than 60 days prior to the close of each relevant taxable year that we are principally engaged in the furnishing of capital to other corporations that are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available. For purposes of this determination, a corporation will be considered to be principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available for at least 10 years after our first acquisition of any security in such corporation if, as of the date of such first acquisition, the issuer corporation was principally so engaged. In addition, we will be considered on any date to be furnishing capital to a corporation whose securities we hold if we have acquired securities in such corporation within the preceding 10 years. We intend to request such certification, if necessary. Periodic recertification may be necessary.

     If the Modified Diversification Test is applicable to us, then for purposes of determining whether we satisfy the 50% of the Value Requirement discussed above, we will be able to include the value of the securities of any issuer (whether or not we hold more than 10% of the outstanding voting securities of such issuer) provided that at the time of the latest acquisition of any securities of such issuer our basis in all securities of such issuer held by us did not exceed 5% of the value of our total assets as of such date. The Modified Diversification Test will not apply to any security of an issuer if we have continuously held securities in such issuer (or any predecessor company) for more than 10 years. In addition, the Modified Diversification Test will not apply to us for a quarter if, as of the close of such quarter, more than 25% of our total assets are represented by securities of issuers for which we hold more than 10% of the outstanding voting securities of such issuers and with respect to which we have continuously held securities in such issuers (or any predecessor companies) for more than 10 years, unless the value of our total assets represented by such securities is reduced to 25% or less within 30 days after the close of such quarter. Even if the Modified Diversification Test is applicable to us, we must still satisfy the 25% of the Value Limitation discussed above. The Internal Revenue Code also contains two other exceptions to the Diversification Test that may allow us to continue to qualify as a regulated investment company even if we fail to satisfy the Diversification Test (or the Modified Diversification Test) as of the close of any quarter. In this respect, the Code provides that a company that satisfied the Diversification Test as of the close of any quarter shall not lose its status as a regulated investment company during a subsequent quarter due to a discrepancy between the value of its various investments and the requirements of the Diversification Test unless such discrepancy exists immediately after the acquisition of any security or other property and is wholly or partly the result of such acquisition. Thus, if we have satisfied the Diversification Test for at least one quarter, we will not lose our status as a regulated investment company as a result of failing to satisfy the Diversification Test provided such failure is due to a fluctuation in the value of our assets or a distribution made by us and is not attributable in whole or in part to the acquisition of any securities (the “Fluctuation in Value Exception”). In addition, if a discrepancy is due in whole or in part to the acquisition of securities, the Internal Revenue Code provides that a company will not lose its status as a regulated investment company if such discrepancy is eliminated within 30 days after the close of such quarter. Thus, we will generally have 30 days after the close of any quarter to dispose of assets in order to satisfy the Diversification Test. We currently satisfy the Fluctuation in Value Exception. Accordingly, although we do not satisfy the Diversification Test, we are still adequately diversified under the Subchapter M requirements for regulated investment companies.

     If we fail to satisfy the Diversification Test for any future quarter, the Modified Diversification Test and the exceptions to the Diversification Test discussed above, we will fail to qualify as a regulated investment company and all of our income will be subject to federal income tax at the regular corporate tax rate as discussed below. As a result, we will make every effort to satisfy the Diversification Test, the Modified Diversification Test, or the exceptions to the Diversification Test. In order to satisfy these tests, however, we may be prevented from making acquisitions (including acquisitions through the exercise of options, warrants, conversion rights, or other purchase rights) of new or additional securities, even though we believe such acquisitions to be advantageous or beneficial from an investment standpoint. Alternatively, it may be necessary for us to dispose of certain currently held securities in order to satisfy these tests even though such dispositions may not be advantageous or beneficial from an investment standpoint. Because our portfolio will consist primarily of illiquid investments, we may not be able to dispose of our assets in a timely manner or on an economically advantageous basis in order to satisfy the Diversification Test, the Modified Diversification Test or the exceptions to the Diversification Test.

     If we acquire or are deemed to have acquired debt obligations that were issued originally at a discount or that otherwise are treated under applicable tax rules as having original issue discount, we must include in income each year a portion of the original issue discount that accrues over the life of the obligation regardless of whether cash representing such income is received by us in the same taxable year. Any amount accrued as original issue discount will be included in our investment company taxable income for the year of accrual and may have to be distributed to our stockholders in order to satisfy the 90% Distribution Requirement or the Excise Tax Avoidance Requirements even though we have not received any cash representing such income.

     We are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the Investment Company Act of 1940, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (i) the illiquid nature of our portfolio and/or (ii) other requirements relating to our status as a regulated investment company, including the Diversification Test. If we dispose of assets in order to meet the 90% Distribution Requirement or the Excise Tax Avoidance Requirements, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

     If we fail to satisfy the 90% Distribution Requirement or otherwise fail to qualify as a regulated investment company in any taxable year, we will be subject to tax in that year on all of our taxable income, regardless of whether we make any distributions to our stockholders. In that case, all of our distributions to our stockholders will be characterized as ordinary income (to the extent of our current and accumulated earnings and profits). In contrast, as is explained below, if we qualify as a regulated investment company, a portion of our distributions or deemed distributions may be characterized as long-term capital gain in the hands of our stockholders.

     The remainder of this summary assumes that we qualify as a regulated investment company and satisfy the 90% Distribution Requirement.

Taxation of Stockholders

     Our distributions generally are taxable to our stockholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to our stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. Distributions of our net capital gains properly designated by us as “capital gain dividends” will be taxable to a stockholder as long-term capital gains regardless of such stockholder’s holding period for his or her common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such stockholder. Any distribution automatically reinvested in additional shares of our common stock through our opt out dividend reinvestment plan will be taxable to a stockholder to the same extent, and with the same character, as if such stockholder received the distribution in cash. Any additional shares of our common stock acquired by a stockholder pursuant to such an automatic reinvestment of a distribution will have an adjusted basis equal to the amount of the reinvested distribution and will have a holding period that will commence on the date such shares are acquired by, or allocated for the benefit of, such stockholder. A portion of our distributions may be subject to alternative minimum tax. You should consult your own tax advisor to determine how an investment in our stock would affect your alternative minimum tax liability.

     At our option, we may elect to retain some or all of our net capital gains for a tax year, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount for the benefit of our stockholders, our stockholders will be required to report their share of the deemed distribution on their tax returns as if it had been distributed to them, and our stockholders will report a credit for the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to a stockholder’s cost basis for his or her common stock. Since we expect to pay tax on any retained net capital gains at our regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the amount of tax that such stockholders would be required to pay on the retained net capital gains. Such excess generally will be available to offset other tax liability to the stockholders. A stockholder that is not subject to U.S. federal income tax should be able to file a return on the appropriate form or a claim for refund that allows such stockholder to recover the taxes paid on his or her behalf. In the event we choose this “deemed distribution” option, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant tax year.

     Any dividend we declare in October, November, or December of any calendar year, payable to our stockholders of record on a specified date in such a month and which we actually pay during January of the following year, will be treated as if it had been received by our stockholders on December 31 of the year in which we declared the dividend.

     If we acquire “qualified small business stock,” hold such stock for more than five years, and dispose of such stock at a gain, a non-corporate stockholder who held his, her, or its common stock at the time that we purchased the qualified small business stock and at all times thereafter until the disposition of such qualified small business stock may be entitled to exclude from such stockholder’s taxable income up to 50% of such stockholder’s share of such gain. For this purpose, “qualified small business stock” generally means stock that was acquired directly from the issuing corporation, where such issuing corporation is taxable under Subchapter C of the Internal Revenue Code, is actively engaged in a trade or business, and has no more than $50,000,000 of gross assets at any time prior to issuance and immediately thereafter. A portion of any amount excluded from your taxable income pursuant to the rules discussed in this paragraph will be treated as a preference item for purposes of computing your alternative minimum tax liability.

     You should consider the tax implications of buying our common stock just prior to a distribution. Even if the price of our common stock includes the amount of the forthcoming distribution, you may be taxed upon receipt of the distribution and will not be entitled to offset the distribution against your tax basis in our common stock. You may recognize taxable gain or loss if you sell or exchange our common stock. The amount of the gain or loss will be measured by the difference between your adjusted tax basis in such stock and the amount of the proceeds you receive in exchange for such stock. Any gain or loss arising from (or, in the case of distributions in excess of earnings and profits, treated as arising from) the sale or exchange of our common stock generally will be a capital gain or loss. This capital gain or loss normally will be treated as a long-term capital gain or loss if you have held such stock for more than one year; otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or exchange of our common stock held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such stock and, for this purpose, the special rules of Section 852(b)(4)(C) of the Internal Revenue Code generally apply in determining the holding period of such stock. In addition, all or a portion of any loss realized upon a taxable disposition of our common stock may be disallowed if other shares of our common stock are purchased, under our dividend reinvestment and cash purchase plan or otherwise, within 30 days before or after the disposition.

     In general, non-corporate stockholders currently are subject to a maximum federal income tax rate on their net long-term capital gain (the excess of net long-term capital gain over net short-term capital loss) for a taxable year (including a long-term capital gain derived from an investment in the common stock of the company) that is lower than the maximum rate for other income. Corporate taxpayers currently are subject to federal income tax on net capital gains at a maximum rate equal to the maximum rate applied to ordinary income. Tax rates imposed by states and local jurisdictions on capital gain and ordinary income may differ. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in Section 1212(b) of the Internal Revenue Code. Corporate stockholders generally may not deduct any net capital losses for a year, but may carryback such losses for three years or carry forward such losses for five years.

     We will send to each of our stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the Internal Revenue Service. Distributions may also be subject to additional state, local, and foreign taxes depending on a stockholder’s particular situation. Our ordinary income dividends to corporate stockholders may, if certain conditions are met, qualify for the dividends received deduction to the extent that we have received qualifying dividend income during the taxable year; capital gain dividends distributed by us are not eligible for the dividends received deduction. However, the alternative minimum tax applicable to corporations may reduce the benefit of the dividends received deduction.

     A Non-U.S. Stockholder may be subject to withholding of U.S. federal tax at a 30% rate (or lower applicable treaty rate) on our distributions (including certain redemptions of our common stock). Accordingly, investment in our common stock is likely to be appropriate for a Non-U.S. Stockholder only if such person can utilize a foreign tax credit or corresponding tax benefit in respect of such withholding tax. Non-U.S. Stockholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax, and state, local, and foreign tax, consequences of an investment in our common stock.

     We may be required to withhold U.S. federal income tax (“backup withholding”) from all taxable distributions payable to (i) any stockholder who fails to furnish us with its correct taxpayer identification number or a certificate that the stockholder is exempt from backup withholding, and (ii) any stockholder with respect to whom the Internal Revenue Service notifies us that such stockholder has failed to properly report certain interest and dividend income to the Internal Revenue Service and to respond to notices to that effect. We may be required to report annually to the Internal Revenue Service and to each Non-U.S. Stockholder the amount of dividends paid to such stockholder and the amount, if any, of tax withheld pursuant to the backup withholding rules with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder’s country of residence. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder may be refunded or credited against such stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

Competition

     We compete with a large number of private equity and mezzanine funds, investment banks, mutual funds and other equity and non-equity based investment funds, as well as traditional financial services companies such as commercial banks and other sources of financing in connection with our investment activity. Many of these entities have greater financial and managerial resources than we do. We compete with such entities primarily on the basis of the quality of our services, the experience and contacts of our investment adviser, our investment analysis and decision-making processes, and the investment terms we offer in respect of the securities to be issued by our portfolio companies. There can be no assurance that we will be able to successfully compete for attractive investment opportunities.

Employees

     Our investment adviser provides all of the personnel necessary to operate our business, pursuant to the investment advisory agreement, and thus we do not have any employees.

Item 2. Properties

     The Company does not own or lease any properties.

Item 3. Legal Proceedings

   Shareholder Litigation and Memorandum of Understanding

     On September 25, 2002, Phillip Goldstein, a director and shareholder of the Company, filed a lawsuit in the District Court for the Northern District of Ohio against us, Robert Pinkas, James Oliver, Benjamin Bryan and IVS Associates, Inc. alleging, among other things, that the Company engaged in wrongdoing and that the individual defendants breached their fiduciary duties during our Annual Meeting of Stockholders held on September 17, 2002 (the “Lawsuit”). Mr. Goldstein alleged that the Company’s actions surrounding the closing of the polls disenfranchised certain shareholders. Mr. Goldstein sought to have votes for which he had proxies, which were submitted after the polls were closed, counted. He also sought an order declaring his nominees to be directors of the Company. The Company also asserted a counterclaim against Mr. Goldstein alleging violations of the proxy rules and the failure to disclose his participation in a group as required by Regulation 13D. Mr. Goldstein denied the allegations of the counterclaims. Mr. Goldstein’s motion for a temporary restraining order was denied, and a hearing for a preliminary injunction was held on November 18-21, 2002. On December 18, 2002, Magistrate Jack B. Streepy issued a report and recommendation that Mr. Goldstein’s motion for a preliminary injunction be granted. Both parties filed objections to the Magistrate’s report. On February 13, 2003, Judge Donald C. Nugent ordered a de novo trial on the merits.

     On March 19, 2003, the parties to the Lawsuit and our investment adviser Brantley Capital Management L.L.C. entered into a Memorandum of Understanding pursuant to which Mr. Goldstein agreed to dismiss the Lawsuit subject to compliance with the Investment Company Act of 1940, as amended. On February 26, 2004, the Court vacated the Magistrate’s report and recommendation and entered a final judgment dismissing the Lawsuit with prejudice.

     On June 4, 2003, we filed an application for exemptive relief from certain provisions of the Act in order to effect the provisions of the Memorandum of Understanding. On June 18, 2003, we received comments on our application from the Staff and on August 14, 2003 we responded to those comments. With such response, we proposed a new Memorandum of Understanding that was submitted to the Staff. On November 12, 2003, we received comments regarding our August 14, 2003 response. We responded to such comments on December 18, 2003. On February 11, 2004, the Staff requested a response from the Board of Directors, which the Board provided on February 15, 2004. The Staff responded with further comments by letter dated September 24, 2004 (the “September 2004 Letter”). In the September 2004 Letter, the Staff advised us that it would not recommend approval of our application for exemptive relief to approve the Memorandum of Understanding, based on its interpretation of the Act and the SEC’s rules regarding investment adviser compensation and the application of those rules to the proposed new investment advisory agreement to be entered into between the Company and Brantley Capital Management, L.L.C., described below, and its analysis of the Memorandum of Understanding’s provision for our reimbursement to Mr. Goldstein of certain expenses of the Lawsuit (not to exceed $275,000). As a result the Staff placed the application for exemptive relief on inactive status. At the 2004 Annual Meeting of Stockholders held on January 7, 2005, stockholders representing 94.74% of the outstanding shares approved a proposal submitted by a stockholder at the Annual Meeting which stated the following:

“RESOLVED, the shareholders of Brantley Capital Corporation recommend that the Board of Directors promptly take the steps necessary to implement the proposed settlement of the lawsuit brought by Phillip Goldstein against Brantley and other parties.”

     On February 22, 2005, we sent a letter to the Staff reporting the voting results on the stockholder proposal and indicating that absent specific instructions to the contrary from the Division of Investment Management, we would proceed to implement the Memorandum of Understanding that had now been approved by the Federal District Court and supported by the stockholders. On March 16, 2005, we received a letter from the Staff reiterating its concerns as previously outlined in the September 2004 Letter. In addition the Division of Investment Management stated that if we proceeded with implementing the Memorandum of Understanding without first obtaining the Commission’s authorization, the Division of Investment Management would consider all appropriate actions including a referral of the matter to the Division of Enforcement. An enforcement action could result in sanctions against us and against the members of our Board of Directors who are parties to the Memorandum of Understanding. On March 22, 2005, we responded to the Division of Investment Management acknowledging its letter of March 16, 2005 and indicating that we has not yet decided how to proceed but would advise the Division of Investment Management of our intentions in order to permit it an opportunity to comment. On April 22, 2005, we sent the Staff a letter setting forth our analysis of the appropriateness of the implementation of the Memorandum of Understanding under the Act and the Advisers Act and asking the Staff to reconsider its position.

     The Memorandum of Understanding is subject to final approval by the stockholders, and the receipt of exemptive relief from the SEC. There can be no assurance that this exemptive relief will be granted.

     Pursuant to the proposed Memorandum of Understanding we would agree, among other things:

•	to cause there to be exactly four (4) directors who are not “interested persons” as defined under the 1940 Act and cause the board to be not more than seven (7) directors in total;

•	that if Mr. Goldstein or Gerald Hellerman were no longer a director of the Company, then whichever of Mr. Goldstein or Mr. Hellerman remained on the board would have the right to select a nominee;

•	to not convert the Company from being an advised fund to an internally managed fund unless a majority of the independent directors agree;

•	to allow any independent director to request independent counsel, subject to the approval of the board, which could not be unreasonably withheld;

•	to refrain from making defamatory remarks about any party to the Memorandum of Understanding; and

•	to use our best efforts to cause the forfeiture and cancellation of all issued stock options.

     In addition, the proposed Memorandum of Understanding provides that at the next Annual Meeting of Stockholders:

•	we would ask shareholders to approve a plan of orderly disposition of our assets or a sale of the assets with the goal of prompt cash distribution to shareholders;

•	we would ask shareholders to approve a new investment advisory agreement pursuant to which, prospectively:

•	the advisor’s fees would be reduced from 2.85% to 2.5% of our net asset value; and

•	the advisor would be entitled to receive a fee equal to 20% of the aggregate distributions made by the Company in excess of $10.00 per share, which would not be paid until aggregate distributions to shareholders totaled $12.50 per share.

     The proposed Memorandum of Understanding also includes provisions that would require the parties to take all steps necessary to accomplish the goals of the Memorandum, including voting their shares in favor of the proposals. Under the proposed Memorandum, the Company would also be required to reimburse Mr. Goldstein for certain expenses (not to exceed $275,000) incurred in connection with the proxy solicitation and the Lawsuit. Mr. Goldstein would also agree not to engage in, lead or fund a proxy contest while the agreement is in effect. The term of the new proposed Memorandum of Understanding would run until December 31, 2006.

     If we receive all necessary government and stockholder approvals, the effect of our implementation of the Memorandum of Understanding will be that we intend to make only follow-on investments in our portfolio companies, and any remaining proceeds we receive from liquidity events are intended to be distributed to shareholders. See “— Investment Adviser” and “— Investment Advisory Agreement”. Otherwise, we will seek to orderly dispose of our assets and distribute any proceeds to our stockholders.

     On October 8, 2002, Thomas Kornfeld and Robert Strougo filed a purported class action lawsuit against the Company, the directors of the Company excluding Phillip Goldstein, IVS Associates, Inc. and JMP Securities LLC, alleging a series of derivative and direct claims that the directors have breached their fiduciary duties and that the Company engaged in wrongdoing with respect to the Annual Meeting of Stockholders held on September 17, 2002. The factual allegations were substantially similar to the complaint filed by Mr. Goldstein and also included allegations of conversion of corporate funds. The complaint sought, among other things, an order declaring Mr. Goldstein’s nominees to be directors of the Company, an order declaring that the investment advisory agreement be terminated and damages for breach of fiduciary duty. On January 12, 2003, the plaintiffs filed a motion to consolidate this lawsuit with the lawsuit by Mr. Goldstein discussed above, which was subsequently denied. On April 5, 2004, the case was dismissed with prejudice and the court retained jurisdiction over the implementation and conversion of the settlement agreement between the parties.

   Commencement of Informal SEC Inquiry; Outstanding 2002 SEC Inquiry

     We have received notice from the Securities and Exchange Commission (the “SEC”) that it is conducting an informal inquiry the focus of which we believe to be our valuation procedures, in particular the valuation of our investment in Flight Options International, Inc., and possible related party transactions, including certain transactions involving our Chairman, Robert Pinkas, and Flight Options. We intend to cooperate with the SEC and will provide information and documents to the SEC on a voluntary basis. Our board of directors has formed a special committee, consisting of Messrs. Bales, Goldstein, and Hellerman, to gather information and assist in the response to any issues raised by the inquiry, and the special committee has retained independent counsel in connection with its activities.

     On October 4, 2002, the Company received notice from the Midwest Regional Office (“MRO”) of the SEC that they were inquiring into activities involving our Annual Meeting of Shareholders held on September 17, 2002. The Company has and will cooperate with the inquiry. The letter from the MRO states that the inquiry should not be construed as an indication by the staff of that office that any violation of law has occurred, or as a reflection upon any person or entity that may be involved. There has been no communication regarding this matter between the MRO and the Company since the fourth quarter of 2002.

Item 4. Submission of Matters to a Vote of Security Holders

     At the 2004 Annual Meeting of Stockholders held on January 7, 2005, there were a total of 3,711,944 shares represented either in person or by proxy. The stockholders elected one director to the Company’s Board of Directors. The stockholders elected Paul H. Cascio to serve a term expiring in 2009. The certified results of the voting for the election of Paul H. Cascio as director of the Company was as follows:

For	3,593,183
Withheld	118,981

     In addition, the stockholders ratified the selection of KPMG LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2004. The results of voting for the ratification of the selection of KPMG LLP as the Company’s independent public accountants were as follows:

For	3,682,607
Against	19,438
Abstain	9,900

Finally, the stockholders approved a stockholder proposal as set forth below.

     “RESOLVED, The shareholders of Brantley Capital Corporation (“Brantley”) recommend that the Board of Directors promptly take the steps necessary to implement the proposed settlement of the lawsuit brought by Phillip Goldstein against Brantley and other parties.”

The results of voting for the stockholder proposal were as follows:

For	3,609,983
Against	94,187
Abstain	7,774